Gryphon Gold
CORPORATION

18 April 2006
Mr. Michael Longinotti
607 Fairway Drive
North Vancouver, B.C.
Canada, V7G 1Z5
Re: Controller Gryphon Gold Corporation

Dear Mike;

Gryphon Gold would like to offer you the position of Chief Financial Officer, where you would be responsible for all accounting duties, the preparation of all financial reporting by the Company to meet its external and internal reporting requirements, including the interaction with external auditors. In addition, you would be responsible to ensure that all A/P, A/R and cash management processes are performed and managed effectively.

The position will report to me (Executive VP) or to an alternative as may be designated. Your compensation would consist of $CDN185, 000 per annum, an annual incentive bonus, 4 weeks paid vacation per year and benefits consisting of a company paid MSP health premium plus a company paid extended health plan (Currently Manulife). Payment for a parking stall in our building will also be covered by the company.

In addition the following incentives are being offered:

- Gryphon Gold will grant you up to 25,000 shares as part of the Restricted Stock Unit (RSU) Plan that the Company is planning to implement. These granted shares will be vested in four equal quarterly amounts starting 12 months from commencement of employment, which is effective immediately.
- Gryphon will set a further 250,000 options as per the Company stock option plan to vest in six equal quarterly amounts over 18 months commencing 12 months from the date hereof.

The effective date for the incentives noted above is the date of this letter and is subject only to a satisfactory meeting between yourself and Allen Gordon (CEO) of Gryphon Gold, May 15, 2006 is the date you are expected to take over the duties of Chief Financial Officer. In addition, we agree to enter into a formal employment agreement that will be mutually acceptable.

Sincerely,
Gryphon Gold Corporation

By [signature]

Tony Ker Executive VP

Agreed and Accepted [signature]
Michael Longinotti

Date: 26 April 06

Office Locations:

Denver/Lakewood:	Field Office:	Vancouver:
390 Union Boulevard, Suite 360	420 3rd Street, Suite B	#810 – 1130 West Pender St
Lakewood, CO 80228	Hawthorne, NV 89415	Vancouver, BC V6E 4A4